Exhibit 99.4

[Translation]

Voting Form

To: TonenGeneral Sekiyu K.K.

Number of voting right(s):

I hereby exercise my voting right(s) as follows (as indicated by circling “Approve” or “Disapprove”), with respect to the original proposal of each agenda item at the Extraordinary General Meeting of TonenGeneral Sekiyu K.K. to be held on December 21, 2016 (including any continued or adjourned meetings).

                    , 2016

Note: Your vote will be considered as indicating “Approve” to each agenda item if there is no indication of “Approve” or “Disapprove”.

TonenGeneral Sekiyu K.K.

Agenda	Vote to original proposal
Agenda No. 1	Approve	Disapprove
Agenda No. 2	Approve	Disapprove
Agenda No. 3	Approve	Disapprove

---------------------------------------- (Cut here to return the form) ----------------------------------------

Number of shares held by you as of the record date:             shares

Number of voting right(s):

Note: The number of voting right(s) is one (1) voting right per unit.

Request to shareholders:

1.	When you attend the meeting in person, please submit this Voting Form at the reception desk on the day of the meeting.

2.	If you are unable to attend the meeting in person, you can exercise your voting right(s) in one of the following ways:

[Exercise of voting right(s) via postal mail]

•	Please indicate your approval or disapproval of the proposed agenda items on the Voting Form and return by mail as soon as possible.

[Exercise of voting right(s) via Internet]

http://www.evote.jp/

•	Please access the above website by a computer, a smartphone or a mobile phone.

•	Please exercise your voting right(s) by using the login ID and the tentative password as shown below and following the instruction on the screen.

3.	Please also read the reverse side of this form carefully.

[login ID]

[Tentative Password]                 – Shareholder Number (8 digits) –

TonenGeneral Sekiyu K.K